EXHIBIT (a)(5)(F)


                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
------------------------------------------x
                                          :
SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,        :

                        Plaintiffs,       :

                - against -               :

TAUBMAN CENTERS, INC., A. ALFRED          :
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER           :
KARMANOS, JR., WILLIAM S. TAUBMAN,              CIVIL ACTION NO. 02-74799
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,     :
AND S. PARKER GILBERT,                          JUDGE VICTORIA A. ROBERTS
                                          :
                        Defendants.
                                          :
------------------------------------------x

                            MEMORANDUM OF LAW OF SPG
                     PLAINTIFFS IN OPPOSITION TO DEFENDANTS'
                  MOTION TO DISMISS COUNT ONE OF THE COMPLAINT
                  --------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

TABLE OF AUTHORITIES........................................................ii

INDEX OF EXHIBITS FILED WITH THE MEMORANDUM OF LAW..........................iv

STATEMENT OF THE ISSUE PRESENTED.............................................v

CONTROLLING OR MOST APPROPRIATE AUTHORITY...................................vi

PRELIMINARY STATEMENT........................................................1

STATEMENT OF FACTS...........................................................4

   A.  The General Motors Transaction - No Disclosure Of The Series B
       Preferred Stock.......................................................4

   B.  The Belated And Cryptic Disclosure Of The Series B Preferred Stock....5

   C.  The Taubman Family Solidifies Its Veto Power..........................6

ARGUMENT.....................................................................6

   A.  The 1998 Transaction Was A Control Share Acquisition..................7

   B. The Recent Formation Of A Group By The Taubmans Was Also A Control Share Acquisition Invalidating All Of Their Voting Power Above
       1 Percent............................................................15

CONCLUSION..................................................................19

                              TABLE OF AUTHORITIES

                                      CASES

      Atlantis Group, Inc. v. Alizac Partners, 1991 U.S. Dist. LEXIS
         12106 (W.D. Mich. Aug. 27, 1991)...................................19

      Bloch v. Ribar, 156 F.3d 673 (6th Cir. 1998)...........................4

      Breaud v. Amato, 657 So. 2d 1337 (La. Ct. App. 1995)...............16-17

      Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882
         P.2d 662 (Utah 1994)..........................................7-8, 15

      Conley v. Gibson, 355 U.S. 41 (1957)..................................19

      Detroit Tigers, Inc. v. Ignite Sports Media, LLC, 203 F. Supp.
         2d 789 (E.D. Mich. 2002)...........................................19

      Hallwood Realty Partners, L.P. v. Gotham Partners, L.P., 286
         F.3d 613 (2d Cir. 2002)............................................19

      Hudson Motor Car Co. v. Hertz, 121 F.2d 326 (6th Cir. 1941)...........11

      Huron Township v. City Disposal System, 448 Mich. 362, 531
         N.W.2d 153 (Mich. 1995).............................................8

      Kihrotris v. Ford Motor Co., 183 Mich. App. 367, 454 N.W.2d 218
         (1990)..............................................................9

      Kramer v. Time Warner Inc., 937 F.2d 767 (2d Cir. 1991)................4

      Lozada v. Dale Baker Oldsmobile, Inc., 145 F. Supp. 2d 878 (W.D.
         Mich. 2001)........................................................11

      Morales v. Quintel Entertainment, Inc., 249 F.3d 115 (2d Cir.
         2001)..............................................................19

      Niece v. Fitzner, 941 F. Supp. 1497 (E.D. Mich. 1996).................11

      People v. Smith, 423 Mich. 427, 378 N.W.2d 384 (1985).................11

      Texasgulf, Inc. v. Canada Development Corp., 366 F. Supp. 374
         (S.D. Tex. 1973)...................................................18

      Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002)......14-15

                                    STATUTES

      15 U.S.C.ss.78m (d)(1), (d)(3)........................................16

      17 C.F.R.ss.240.13d-5(b)(1)...........................................18

      Fed R. Civ. P. 12(b)(6)................................................1

      Fl. Stat. Ch. 607.0902 (2)(a), (d)(7) (West 2002).....................12

      Kans. Stat. Ann.ss.17-1287(a), (c)(5) (2001)..........................12

      Mich. Comp. Lawsss.ss.450.1791-1799...............................passim

      Miss. Code Ann.ss.79-27-5(d), (e)(i), (e)(iii)(L) (West 2002).........12

      Mo. Ann. Stat.ss.351.015(4)(d) (West 2002)............................12

      Okla. Stat. Ann.ss.ss.1145, 1146 A.8. (West 2002).....................12

      Utah Code Ann.ss.61-6-2................................................8

      Wyo. Stat. Ann.ss.17-18-301(a)(iii)(B)(IX) (Michie 2002)..............12

                                OTHER AUTHORITIES

      NASAA-ABA Model Control Share Act, 20 Sec. Reg. & L. Rep. (BNA)
         708.............................................................11-12

               INDEX OF EXHIBITS FILED WITH THE MEMORANDUM OF LAW

Exhibit A      Taubman Centers, Inc. Schedule 13D filed on November 15, 2002

Exhibit B      Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882
               P.2d 662 (Utah 1994)

Exhibit C      NASAA-ABA Model Control Share Act, Preliminary Statement, and
               Comments, 20 Sec. Reg. & L. Rep. (BNA) 708 (1988)

Exhibit D      Kans. Stat. Ann.ss.17-1287

Exhibit E      Mo. Ann. Stat.ss.351.015

Exhibit F      Wyo. Stat. Ann.ss.17-18-301

Exhibit G      Fla. Stat. Ch. 607.0902

Exhibit H      Miss. Code Ann.ss.79-27-5

Exhibit I      Okla. Stat. Ann.ss.ss.1145, 1146

Exhibit J      Reuters News Article, Dec. 5, 2002

Exhibit K      Breaud v. Amato, 657 So.2d 1337 (La. Ct. App. 1995)

Exhibit L      Taubman Centers, Inc. Schedule 13D filed on January 18, 2000

                        STATEMENT OF THE ISSUE PRESENTED

     Whether the first claim for relief states a claim under the Michigan Control Share Acquisitions Act?

     The plaintiffs' answer: Yes

                    CONTROLLING OR MOST APPROPRIATE AUTHORITY

Mich. Comp. Lawsss.ss.450.1791-1799

Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662 (Utah 1994)

Breaud v. Amato, 657 So. 2d 1337 (La. Ct. App. 1995)

Model Control Share Act, 20 Sec. Reg. & L. Rep. (BNA) 708

                              PRELIMINARY STATEMENT

     Plaintiffs Simon Property Group, Inc. and Simon Property Acquisitions, Inc. (collectively, "SPG" or "plaintiffs") submit this memorandum of law in opposition to defendants' motion under Fed. R. Civ. P. 12(b)(6) to dismiss the First Claim for Relief in the complaint for failure to state a claim under the Michigan Control Share Acquisitions Act.

     This is an action brought by plaintiffs to remove the unlawful impediments raised by defendants to thwart SPG's all-cash $18.00 per share offer to the public shareholders of Taubman Centers, Inc. (the "Company"). Despite the fact that the Taubman Family owns only a 1% economic interest in the Company, while the public shareholders own the remaining 99%, the Company's public shareholders cannot take advantage of this premium offer because of the roadblocks created and maintained by the Taubman Family and the Company's board of directors. Chief among these is the family's claimed one-third voting block of stock, which it intends to vote against an amendment to the Company's Articles of Incorporation that would enable the offer to be completed. The articles currently make it impossible for anyone to acquire more than 9.9% of the Company's voting power (the "Excess Share Provision"), and a two-thirds shareholder vote is required to modify or eliminate this provision. Thus, if the Taubman Family is allowed to vote its blocking position, it will effectively be able to veto the offer by denying the public shareholders the opportunity to exercise their right to amend the Company's charter. The public shareholders will be disenfranchised, SPG will be precluded from presenting them with its offer, and the economic benefits the offer has created for the shareholders will disappear.

     SPG has filed a five-count complaint ("Cplt.") against defendants, alleging that the family's purported blocking position was acquired in breach of the defendants' fiduciary duties to the Company's shareholders and without adequate disclosure to, or the required approval of, the shareholders under Michigan law. As alleged by plaintiffs, the Taubman Family and the board are continuing to breach their fiduciary duties by allowing the family's illegal blocking position to stand in the way of the public shareholders' ability to accept SPG's offer. SPG seeks declaratory and injunctive relief to prevent the family's purported blocking position from being voted at an upcoming special meeting of shareholders.

     The merits of all of plaintiffs' claims, and defendants' claimed defenses, will necessarily be briefed and decided in connection with a motion for preliminary injunction SPG will file in advance of the upcoming special meeting. At that meeting, which SPG expects to be convened sometime in February 2003, shareholders will have a chance to vote on SPG's proposals to eliminate the Excess Share Provision.(1)

     In the meantime, defendants have filed the present motion, which attacks the legal sufficiency of only one of the complaint's five counts -- Count One. That count asserts that the


----------

1 Following the parties' telephone conference with the Court held on December 19, 2002, during which SPG outlined its anticipated timing for soliciting proxies from 25% of the Company's shareholders to call a special meeting, the Company's board of directors rushed out and changed the Company's by-laws so as to eliminate the right of shareholders unilaterally to call a special meeting and to set the date thereof. The previous by-laws permitted 25% of the shareholders to call a special meeting to be held between 10 and 60 days after providing notice of the meeting. Under the newly-amended by-laws, upon shareholder request the Company calls the meeting, then within 10 business days fixes a record date and sets the meeting date for between 30 and 90 days after the date of such board action. The improper purpose of this amendment is to delay SPG's ability to call a special meeting by several weeks if not months, and to upset the schedule set by the Court on the December 19 call. This is only the latest maneuver by the defendants to interfere with the shareholders' consideration of SPG's tender offer.

Taubman Family's 30% block of special preferred stock does not have any voting rights because it was acquired without shareholder approval as part of a "control share acquisition" under the Michigan Control Share Acquisitions Act, codified in Chapter 7B of the Business Corporation Act, Mich. Comp. Laws ("MCL") ss.ss. 450.1791-1799 (the "Control Share Act" or the "Act"). While plaintiffs have alleged other bases for invalidating the Taubmans' voting rights, including the breach of fiduciary duty claims alleged in other counts of the Complaint, the present motion attacks none of those other bases.

     Defendants' attack on the legal sufficiency of Count One is in any event unfounded. Without disputing that the family's stock does indeed give the family "control" within the meaning of the statute, defendants argue that the statute applies only to control positions acquired by outsiders in "hostile takeovers," and exempts "friendly" issuances of stock by a corporation to insiders. But that is not what the statute says. Nor, as affirmed by its principal author, is that what the legislation intended. The statute -- entitled a "shareholder equity act" -- favors neither insiders nor outsiders in respect of control share acquisitions. Rather, it is designed for the benefit and protection of shareholders by giving them the right to approve the accumulation of controlling blocks of stock by any person or group. And as defendants' virtual display of contempt for the desires of the majority of the Company's shareholders confirms, shareholders may require protection from insiders just as much as from outsiders. The Company's shareholders have not approved voting rights for the Taubmans' control block, and accordingly those shares may not validly be voted. The motion to dismiss must be denied.

                              STATEMENT OF FACTS(2)
                              ---------------------

     On December 5, 2002, SPG commenced a tender offer (the "SPG Tender Offer") to purchase all outstanding common stock of the Company for $18.00 per share. (Cplt.P.P. 1, 31). SPG commenced its tender offer only after the Company's board of directors and the Taubman Family rejected SPG's request that the parties meet to discuss a possible transaction. (Cplt.P.P. 22-26). As the board has repeatedly stated since SPG first made its proposal in October of this year, the Taubman Family is categorically opposed to a sale of the Company (Cplt.P.P. 23, 25, 27). The family claims to be able to block any sale because it holds 33.6% of the Company's voting power, principally through a special class of preferred stock acquired in 1998 ("Series B Preferred Stock"). (Cplt.P.P. 2, 28-30, 38-39).

A. The General Motors Transaction -- No Disclosure Of The Series B Preferred
   -------------------------------------------------------------------------
   Stock
   -----

     In 1998, as today, there were two separate and independent Taubman legal entities of relevance: the Company and TRG, the operating partnership in which the Company holds an interest. (Cplt.P. 36). As of August 1998, the Taubman Family did not control or hold a blocking position with respect to either the Company or TRG. (Id.).

     On August 18, 1998, the Company and General Motors announced a transaction in which General Motors' position in TRG was eliminated and the Company obtained a controlling interest in TRG. (Cplt.P. 38). Upon completion of that transaction the public shareholders retained control of the Company. As was the case before the General Motors


----------

2 The following statement of facts is taken from the allegations of the Complaint which, for the purposes of this motion, must be assumed to be true (Bloch v. Ribar, 156 F.3d 673, 677 (6th Cir. 1998)); and the Company's own public filings of which the Court may take judicial notice. Kramer v. Time Warner Inc., 937 F.2d 767, 774 (2d Cir. 1991).

transaction, the Taubman Family did not control the partnership (TRG); nor did the transaction give the Taubman Family control of the Company. The announcement of the General Motors transaction said nothing about any Series B Preferred Stock. (Id.P. 42).

B. The Belated And Cryptic Disclosure Of The Series B Preferred Stock
   ------------------------------------------------------------------

     On October 15, 1998, two months after announcement of the transaction between General Motors and the Company, the Company first made mention of the Series B Preferred Stock. (Cplt.P. 38). The disclosure cryptically stated that the Company "became obligated" to issue this stock; however, there was no disclosure or discussion (i) regarding the reasons the Company had become so "obligated," (ii) that substantially all of the Series B Preferred Stock would be issued to the Taubman Family, giving them over 30% of the voting power in the Company and extraordinary "veto" rights over major transactions, or (iii) that the Taubman Family was paying a mere $38,400 for their Series B Preferred Stock. (Cplt.P.P. 38-39).

     Prior to their receipt of the Series B Preferred Stock, the Taubman Family had less than 1% of the voting power in the Company and could not have prevented the public shareholders from voting to amend the charter to remove the Excess Share Provision. After they received the Series B Preferred Stock, the family purportedly wielded over 30% of the voting power in the Company, giving them an effective veto over charter amendments and other major transactions, even those that might benefit the public shareholders. (Cplt. P. P. 2, 36-40). In contrast to its 30% voting interest, the Taubman Family has a de minimis economic interest -- only 1% -- in the Company. (Cplt. P. P. 39-40).(3)


----------

3 Defendants' claimed justification that the Series B Preferred Stock merely aligned the voting and economic interests in the "enterprise" is misleading. There is no such entity as the "enterprise." TRG and the Company are two separate legal entities and the

     Neither the Company nor the Taubman Family ever sought or obtained a resolution of the shareholders approving voting rights for the Series B Preferred Stock. (Cplt.P.P. 2, 38).

C. The Taubman Family Solidifies Its Veto Power
   --------------------------------------------

     On November 15, 2002, the Taubman Family filed a Schedule 13D with the Securities and Exchange Commission (the "13D," filed herewith as Exhibit A), announcing that certain non-family stockholders had executed a number of voting agreements with Robert Taubman giving him the "sole and absolute right to vote" their shares. These voting agreements, together with the exercise of options by members of the Taubman Family, gave Robert Taubman and the Taubman Family 33.6% of the voting power of the Company. (Cplt. P. P. 2, 28-30). The 13D also disclosed that the voting agreements were entered into "for the purposes of preventing an unsolicited takeover of the Company." (13D, p. 28, Item 4).

                                    ARGUMENT
                                    --------

           PLAINTIFFS HAVE STATED A CLAIM UNDER THE CONTROL SHARE ACT
           ----------------------------------------------------------

     Defendants do not dispute that the Series B Preferred stock gives the Taubman Family "control" of the Company within the meaning of the Control Share Act. Nor do defendants dispute that the Company's shareholders have not voted to confer voting rights on these shares.

     Defendants contend, however, that the Taubman Family's acquisition of control falls outside the Control Share Act because defendants are outside the only purpose of the Act,


--------------------------------------------------------------------------------

     Taubman Family reaps considerable tax benefits from that separate legal structure. (Cplt. P. 36). The Taubman Family should not now be allowed to collapse that corporate structure into a so-called "enterprise" because it is convenient to do so.

which they claim is to protect Michigan corporations from outside hostile takeovers; and because the Series B Preferred shares issued in 1998 were newly issued shares, to which the Act allegedly has no application, rather than "issued and outstanding shares." These contentions are without merit.

A. The 1998 Transaction Was A Control Share Acquisition
   ----------------------------------------------------

     The exact same arguments made by defendants here have already been squarely rejected in the only case on point, Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662 (Utah 1994) (filed as Exhibit B hereto). There, the Utah Supreme Court construed the Utah Control Shares Acquisitions Act, which was materially identical to Michigan's Control Share Act. The Utah court confronted the question of whether the statute applied to an issuance of new shares of stock to three current directors who were seeking to maintain control of the corporation (Medivest). The directors argued, as defendants do here, that they were outside the purpose of the Act, which they claimed was to protect Utah corporations from outside hostile takeovers. Id. at 664. The court rejected this contention, pointing out that

          [N]o such purpose is stated in the Act, nor can the Act's language be read to imply such a purpose. Nowhere in the Act are the words "outside," "hostile," or "takeover" used. Our "`interpretation [of a challenged statute] must be based on the language used, and . . . the court has no power to rewrite a statute to make it conform to an intention not expressed.'"

Id. at 664-65 (citations omitted). Similarly here, there is no language in the Michigan Control Share Act limiting its application to "outside" or "hostile" acquisition proposals. Defendants' argument that the Michigan Control Act applies only to "hostile takeovers" must fail.

     The Utah Supreme Court in Business Aviation then went on to address the contention that the statute's use of the term "issued and outstanding shares" should not be read to include newly issued shares. Again the court disagreed, stating that such an exclusion

          . . . would improperly allow a board of directors to defeat any challenge to their control of a corporation by giving its members controlling voting power in the form of additional shares of stock whenever shareholders seek the election of a new board of directors. . . . Here,
          defendants, by issuing new shares to [the three directors], have changed the proportional voting power of Medivest in order to maintain control of the corporation. In taking such action, defendants have acquired the power to direct the exercise of the voting power of Medivest in violation of the Act. Thus, we reject defendants' reading of the Act and conclude that the trial court correctly interpreted the Act to apply to that issuance.

Id. at 665.

     In a footnote to their brief ("Defs.' Br."), defendants argue that the Utah Supreme Court's decision in Business Aviation should be "entirely disregarded" because its statutory interpretation was "so clearly incorrect." (Defs.' Br. at 8, n.6). But it is defendants' statutory construction that is flawed. (4)


----------

4 Following the Business Aviation decision, the Utah legislature amended its control share act to expressly provide that the acquisition of any shares "pursuant to a direct issue by or transfer from the issuing public corporation of its own shares" would not constitute a control share acquisition. Utah Code Ann.ss.61-6-2. Defendants argue that this change "corrected" a "clearly incorrect" construction of the statute by the Utah Supreme Court (Defs.' Br. at 8, n.6), but the conclusion to be drawn from the amendment is just the opposite: the Utah legislature recognized that the law as originally drafted did not exclude newly issued shares from the definition of a control share acquisition, so the legislature decided to change the law. An amendment, of course, is considered to change, rather than interpret, prior law. See Huron Township v. City Disposal Sys., 448 Mich. 362, 366, 531 N.W.2d 153, 155 (Mich. 1995) ("In accordance with the general rule of statutory construction that an amendment is to be construed as changing the statute amended . . . this amendment supports our view that the prior statute had no such distinction in its scheme.").

     Defendants argue that the "plain statutory language" makes clear that the Control Share Act does not cover "newly issued" or "original issue" stock because the statute limits the definition of a control share acquisition to acquisitions of "issued and outstanding control shares." According to defendants, the statute covers only shares that are "previously" or "already" issued and outstanding and that are acquired "from other shareholders on the open market."

     The problem with defendants' argument is that the statute contains none of these words. The statute speaks of "issued and outstanding control shares;" it does not say "previously issued and outstanding control shares" or "already issued and outstanding control shares." It does not say that only acquisitions "from other shareholders on the open market" are covered. It does not use the phrase "open market" at all.

     Nor does the Control Share Act contain any exception for "newly issued" or "original issue" shares. Those terms nowhere appear in the statute. "To so interpret the statute would be to add language not provided by the Legislature." Kihrotris v. Ford Motor Co., 183 Mich. App. 367, 373, 454 N.W.2d 218, 220
(1990). In short, it is defendants, not plaintiffs, who seek to go beyond the "plain meaning" of the Act.

     The text of the statute in fact supports SPG's position, not that of defendants. Here, by virtue of the 1998 transaction, the Taubmans increased their purported voting power from 1% to more than 30% of the issued and outstanding shares of the Company. It makes no difference when the shares became "issued and outstanding," or whether, in some metaphysical sense, they became issued and outstanding a millisecond before, simultaneously with, or a moment after the shares were transferred to the Taubmans. The point is that the Taubmans purportedly acquired the right to exercise voting power with respect to 30% of the issued and outstanding shares of the Company, which constitutes "control" under the statute. The acquisition of this voting power plainly falls within the Act. See MCL ss. 450.1790(2)(a).

     The various definitions of issued and outstanding shares cited by defendants are therefore quite beside the point, as there is no dispute that the voting power the Taubmans purport to exercise is (to quote the statutory language) "with respect to, issued and outstanding control shares" of the Company. MCL ss. 450.1791. Indeed, because stock must be issued and outstanding before it can be voted, any exercise of voting power can only be, by definition, "with respect to issued and outstanding" shares.

            Defendants' insistence that "issued and outstanding" can only mean "previously issued and outstanding," besides contravening the plain meaning of the statute, ignores the essential purpose of the Act. Entitled the "Stacey, Bennett, and Randall shareholder equity act," the Act gives the disinterested shareholders of a public corporation the right to approve (or not), by majority vote, the voting rights of control shares acquired in a control share acquisition "by any person." See MCL ss. 450.1791. It thus allows shareholders to determine for themselves whether voting control should be concentrated in any one person or group of persons (such as the Taubmans) who would purport to wield decisive power with respect to major corporate actions. Of course, the Company could even today submit the Taubmans' Series B voting rights to a majority shareholder vote -- but that is a vote the Taubmans know they would lose.

            In construing the Control Share Act, it is appropriate for the Court to consider the fundamental and salutary purpose of the Act -- giving shareholders a voice over who may control their corporation -- rather than narrowly fixating, as defendants do, on the phrase "issued and outstanding." As this court has previously stated, "In determining the meaning of a statute, we look not only to the particular statutory language, but to the design of the statute as a whole and to its object and policy." Niece v. Fitzner, 941 F. Supp. 1497, 1505 (E.D. Mich. 1996) (quotation omitted). Statutory words "must be considered in light of the general purpose sought to be accomplished." People v. Smith, 423 Mich. 427, 441, 378 N.W.2d 384, 391 (1985).
See also Hudson Motor Car Co. v. Hertz, 121 F.2d 326, 330 (6th Cir. 1941) (a statute "should be construed with reference to its subject matter, and the object sought to be obtained, as well as the legislative purpose in enacting it; and its language should receive such construction as will effectuate rather than defeat its purpose.").

     To allow corporate insiders a special exemption for their acquisition of control shares -- an exemption nowhere expressed in the statute -- would defeat the statutory aim of vesting in the shareholders the right to confer voting power on controlling blocks of shares. It would mean that insiders could simply issue themselves "new" shares, for little or no consideration as was done here, in sufficient number to be able to block transactions beneficial to the public shareholders. The statute is designed to protect shareholders, not entrench management insiders. To "effectuate rather than defeat its purpose," the Court should decline defendants' invitation to read such a special exemption into the statute. See Lozada v. Dale Baker Oldsmobile, Inc., 145 F. Supp. 2d 878, 886 (W.D. Mich. 2001) ("Exceptions to broad statutory language must be narrowly, not broadly, construed in order to avoid undermining the operation of the general principle").

     There are in fact sound and logical policy reasons for declining to exempt newly issued shares from a control share acquisition statute. As explained by the drafters of the Model

Control Share Act, adopted in the spring of 1988 by a joint committee of the North American Securities Administrators Association and the American Bar
Association:

          Several other exclusions from the definition of control share acquisition ... have not been included in the Model Act. [A]n exclusion covering acquisitions of control shares directly from the corporation is viewed by the Joint Committee as unduly favoring management and evidencing a "business protectionism" motivation, particularly since it can be used as a first step in a management buyout series of transactions.

See 20 Sec. Reg. & L. Rep. (BNA) 708, at p. 11 (filed herewith as Exhibit
C).

     If the Michigan legislature had wanted to exclude newly issued shares from the Control Share Act, it could and would have done so expressly. Other states that have adopted control share statutes have added express exclusions for shares acquired directly from the issuing public corporation. See, e.g., Kans. Stat. Ann.ss.17-1287(a), (c)(5) (2001) ("Control Share Acquisition" does not include "an acquisition from the issuing public corporation") (filed herewith as Exhibit D) ; Mo. Ann. Stat.ss. 351.015(4)(d) (West 2002) (control share acquisition does not include an "issuance of shares by an issuing public corporation") (Exhibit E); Wyo. Stat. Ann.ss.17-18-301(a)(iii)(B)(IX) (Michie
2002) ("Control share acquisition" does not include the acquisition of shares "pursuant to a direct issue by or transfer from the issuing public corporation of its own shares...") (Exhibit F).(5)

     If the acquisition of voting power with respect to "issued and outstanding control shares" necessarily means, as defendants claim it does, that issuances of new shares directly by the corporation are exempt, there would have been no need for these other states to add an


----------

5    See also Fl. Stat. Ch. 607.0902 (2)(a), (d)(7) (West 2002) (filed as
     Exhibit G hereto); Miss. Code Ann.ss.79-27-5(d), (e)(i), (e)(iii)(L) (West
     2002) (filed as Exhibit H hereto); Okla. Stat. Ann.ss.ss.1145, 1146 A.8. (West 2002) (filed as Exhibit I hereto).

express exemption for shares acquired from the corporation. That the Michigan legislature chose not to insert such an exclusion into the Michigan Control Share Act, either on original passage or by way of a subsequent amendment, therefore strongly supports the conclusion that newly issued shares were not intended to be excluded from the definition of "control shares."

     By not exempting newly issued shares from the statute, the Michigan Control Share Act provides a level playing field between insiders and outsiders in that voting control blocks acquired by either must be approved by a majority of the shareholders. There is no "leg up" for insiders as defendants here would have it. As Kerry Crenshaw, a Michigan attorney who wrote the Michigan Control Share Act, was recently quoted in a statement made to the Reuters news agency, the statute "certainly was not meant to exempt anyone on the inside from complying with it." (see Exhibit J filed herewith) (emphasis added).

     Mr. Crenshaw has confirmed this view in an affidavit submitted in connection with this motion. As stated in his affidavit, the legislation was never intended to exclude acquisitions of controlling blocks of shares by corporate insiders from the coverage of the Act. (Crenshaw Aff.P.P. 4-5). The intention clearly was that any person increasing his or her voting power over that which the person exercised prior to the transaction would come within the ambit of the Act. (Id.P. 4). As Mr. Crenshaw has explained, if corporate insiders desire to exempt the issuance of new stock to themselves from the Act's coverage, they already have the ability to do so by causing the corporation to opt out of the statute. (Id.). To read the "issued and outstanding" language as granting insiders a special exclusion for new stock issuances by the corporation would therefore be superfluous.

     Defendants argue that the Michigan Control Share Act was patterned on the Indiana Business Corporation Law and that both the legislative comments to and judicial interpretations of the Indiana statute indicate that shares acquired directly from the corporation do not constitute a control share acquisition. These arguments, too, are unavailing.

     First, the language of the Indiana statute contains no express exclusion for shares acquired directly from the corporation, so there is no basis for any inference that Michigan intended to codify any such exclusion.

     Second, as Mr. Crenshaw points out in his affidavit, while Michigan patterned the Control Share Act on the Indiana statutory language, Michigan did not adopt or endorse the Indiana commentary, which did not become part of the Michigan legislation. (Crenshaw Aff. P. 3). This decision not to incorporate the Indiana commentary was deliberate, as that commentary was part of a legislative process in Indiana which had its own dynamics and in which the drafters of the Michigan statute had not participated. (Id.). The Indiana commentary -- on which the principal Michigan "authority" for defendants' "issued and outstanding" argument is based(6) -- is therefore completely irrelevant to the analysis of the Michigan statute.

     As for Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002), it is of little significance. In its opening sentence the court announced that the case concerned the proper application of the Indiana Control Share Acquisition Statute "where the control at issue does not arise from the acquisition of shares, but by a contractual agreement to elect certain


----------

6 See Hanpeter (Exhibit F to Defs.' Brief); and Schulman et al. (Ex. G to Defs.' Brief). The Atlantis and Heenan decisions cited at page 6 of Defendants' Brief also rely on the Indiana commentary for their holdings, but they did not involve the "issued and outstanding" question.

members to a public corporation's board of directors." Id. at 299 (emphasis added). Unlike the Utah Supreme Court in Business Aviation, the Indiana Supreme Court was not called upon to resolve, and did not base its holding on, the "issued and outstanding" argument that defendants make here.(7)

     Accordingly, the Taubmans' acquisition of the Series B Preferred Stock in 1998 was a "control share acquisition."(8)

B. The Recent Formation Of A Group By The Taubmans Was Also A Control Share Acquisition Invalidating All Of Their Voting Power Above 1 Percent
   ------------------------------------------------------------------------

     SPG's claim for invalidation of the voting rights of the Taubman Family's Series B Preferred Stock is sustainable on a separate and independent ground, based on the recent formation of a group by the family with respect to the voting of those shares. This claim does not turn, in any way, on the interpretation of the "issued and outstanding" language defendants have focused upon, since all of the shares controlled by the newly formed group were indisputably issued and outstanding at the time the group was formed. This "group" claim provides an independent basis for sustaining Count One of the Complaint.


----------

7 While the Indiana court observed, in passing, that an acquisition of originally issued shares would not be subject to the Indiana statute, 770 N.E.2d at 301, that observation was neither the issue presented nor the holding of the case. Rather, the court based its holding on an exemption to the statute for the transfer of voting power from someone whose voting rights had previously been authorized by shareholders. See id. at 303-04. No such exemption applies here.

8 Defendants' final argument is that MCL ss. 450.1798(1), which limits the voting rights of control shares to those granted by shareholder resolution before the control share acquisition, "would make no sense" if it were applied to newly issued shares. Defs.' Br. at 8. But there is nothing to prevent the shareholders from passing a resolution, before the proposed control share acquisition, to approve voting rights for the newly issued shares to be acquired. This is just another attempt by defendants to import a temporal requirement into the statute that is not there.

     "Control Shares" are defined in the Act to include shares that would entitle a person to exercise voting power "directly or indirectly, alone or as part of a group." MCL ss. 450.1790 (emphasis added). The events triggering the filing of the recent 13D constituted a separate new "control share acquisition" with respect to the voting power of the Taubmans' shares. This is because the Taubman holders of the Series B Preferred Stock (including Robert Taubman, with his approximately 1%, and Alfred Taubman with his nearly 30%, see Cplt. P. P. 9-10) together with the shares subject to the voting agreements disclosed in the 13D, became a "group" under the Control Share Act with a collective 33.6% of the voting power.

     While the term "group" in the Michigan Control Share Act is not defined, courts have looked to Section 13(d) of the Securities Exchange Act for assistance in determining the existence of a group under state control share acts. See, e.g., Breaud v. Amato, 657 So. 2d 1337, 1343 (La. Ct. App. 1995) (consulting Section 13(d) and jurisprudence thereunder "to assist the Court in determining whether the Smith Group acted as a `group' for purposes of the [Louisiana Control Share Acquisition] Act" and concluding that Act had been triggered by a "group" of shareholders) (Exhibit K hereto).

     Section 13(d) generally requires any person who acquires beneficial ownership of more than 5% of a public company's stock to file a report with the SEC disclosing information about the identity, stock holdings and intentions of the person or group. See 15 U.S.C.ss.78m (d)(1). When "two or more persons act as a . . . group," the group is deemed a "person" for purposes of the statute. Id.ss.78m (d)(3). Under Section 13(d), a group may exist without a written agreement, and the determination of the existence of a group may be based upon circumstantial evidence. Breaud, 657 So. 2d at 1343 (citing Wellman v. Dickinson, 682 F.2d

355, 363 (2d Cir. 1981), cert. denied, 460 U.S. 1069 (1983); SEC v. Savoy
Industries, Inc., 587 F.2d 1149, 1163 (D.C. Cir. 1977); cert. denied, 440 U.S.
913 (1979)). One indicia of the existence of a group includes "representations and insinuations to third parties by members of the group that its members together `control' a block of shares, even though those shares are on the record of the company as owned by individual group members." Breaud, 657 So. 2d at 1343 (citations omitted).

     Here, the 13D plainly discloses the existence and recent formation of a "group" whose purpose could not be more clear: to thwart the SPG Tender Offer. As disclosed in that Schedule 13D, the Company received an "unsolicited offer" from SPG two days earlier (on November 13, 2002), and thereafter Robert Taubman entered into "Voting Agreements" with certain close associates of the Taubman Family "for the purposes of preventing an unsolicited takeover of the Company." (13D, p. 28, Item 4; see Cplt P. P. 28-30). The 13D notes that a sale of the Company would require at least a two-thirds shareholder vote, that the Taubman Family has "no interest in pursuing a sale of the Company" and that "Robert S. Taubman together with the Taubman Family controls 33.6% of the vote of the capital stock of the Company," or more than the one-third necessary to block any sale transaction. (13D, Item 4). Thus, the 13D not only "insinuates" but plainly trumpets the fact that Robert Taubman and the family have a blocking position against the SPG Tender Offer.(9)

     The formation of this new group constituted a new control share acquisition because Robert Taubman, who owned less than 1% of the voting power of the Company,


----------

9 In a new SEC filing on December 20, 2002, the Company reiterated that "Holders of more than a third of the voting power . . .will vote against" SPG's proposal to amend the charter to eliminate the Excess Share Provision.

increased his purported voting power to 33.6%. Prior to this 13D filing, Robert Taubman never claimed to control 33.6% of the voting power, or anything like it.(10) His increase of purported voting power from 1% to 33.6% of the Company's issued and outstanding shares was a control share acquisition.

     It is irrelevant to the group analysis that Alfred Taubman already owned nearly 30% of the Company's voting power, since upon formation of the group the other group members, including Robert Taubman, are deemed to have acquired voting power with respect to all shares controlled by the group, including Alfred Taubman's shares. As a member of the group, Robert Taubman acquired "the power to direct the exercise of" the entire block of shares. This same analysis applies under Section 13(d), under which each member of a group is deemed to have acquired the voting rights of the shares owned by the other members upon the formation of the group. See Texasgulf, Inc. v. Canada Development Corp., 366
F. Supp. 374, 403 (S.D. Tex. 1973); 17 C.F.R. ss. 240.13d-5(b)(1) ("When two or
more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership . . . as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons"). Thus, the requirements of Section 13(d) -- and by analogy the Control Share Act -- are triggered on formation of a group, even in the absence of additional purchases of stock by any of its members.


----------

10 Indeed, when Robert Taubman filed a Schedule 13D in January 2000 (solely as a result of the vesting of certain options), he also mentioned his 1998 acquisition of a tiny percentage of the Series B Preferred Stock, but did not claim that he had the right to direct the exercise of voting power with respect to the family's entire 30% block of Series B Preferred Stock (almost all of which was owned by his father, Alfred Taubman). (See January 18, 2000 13D, p. 3, Item 3, relevant excerpts attached hereto as Exhibit
     L).

     While the defendants may deny the existence of a "group" under the Control Share Act, there is more than sufficient evidence, at the pleading stage, to infer the existence of a group acting in concert to block the SPG Tender Offer. Under Section 13(d), whether the requisite agreement for the formation of a group exists is a question of fact. See Hallwood Realty Partners, L.P. v. Gotham Partners, L.P., 286 F.3d 613, 617 (2d Cir. 2002); Morales v. Quintel Entertainment, Inc., 249 F.3d 115, 124 (2d Cir. 2001). And in one of the cases cited by defendants, the Michigan federal court denied a motion to dismiss a "group" theory claim brought under the Michigan Control Share Act, finding that plaintiff had "sufficiently alleged that the defendant Group controls the voting power of the individual defendant's shares of stock." Atlantis Group, Inc. v. Alizac Partners, 1991 U.S. Dist. LEXIS 12106, at *20-21 (W.D. Mich. Aug. 27,
1991). At a minimum there are issues of fact, to be explored in discovery, concerning the circumstances of the formation of the Taubman group, sufficient to warrant denial of defendants' motion.

                                   CONCLUSION
                                   ----------

     "[A] complaint should not be dismissed for failure to state a claim unless it appears beyond doubt that the plaintiff can prove no set of facts in support of his claim which would entitle him to relief." Conley v. Gibson, 355 U.S. 41, 45-46 (1957); Detroit Tigers, Inc. v. Ignite Sports Media, LLC, 203 F. Supp. 2d 789, 793 (E.D. Mich. 2002) (same). Defendants have not met that heavy burden here. For all of the above reasons, defendants' motion to dismiss Count One of the Complaint should be denied.


Dated: December 26, 2002

                                        MILLER, CANFIELD, PADDOCK &
                                         STONE, P.L.C.


                                        By:  /s/  Todd Holleman
                                             ------------------------------
                                                  Todd Holleman (P57699)
                                                  Carl H. von Ende (P21867)
                                        150 West Jefferson, Suite 2500
                                        Detroit, Michigan  48226-4415
                                        Telephone:  (313) 963-6420
                                        Facsimile:  (313) 496-7500

Of Counsel:

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, New York  10019
Telephone:  (212) 728-8000
Facsimile:  (212) 728-8111

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